Bluegreen Corporation

                        5295 Town Center Road, Suite 400
                            Boca Raton, Florida 33486
                     Tel: (561) 361-2700 Fax: (561) 361-2800

                                                                  June 27, 1997


To our Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Bluegreen Corporation (the "Company") which will be held at the Sheraton New York Hotel at Seventh Avenue and 52nd Street, New York, New York on Wednesday, July 30, 1997 at 10:00 a.m., local time.

     The accompanying Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting and contain certain information about the Company and its officers and Directors. Following the meeting we will also report on the operations of the Company. Directors and executive officers of the Company will be present to respond to any questions that shareholders may have.

     Please sign, date and return the enclosed proxy card promptly. If you attend the meeting, which we sincerely hope you will do, you may vote in person even if you have previously mailed a proxy card.

     Thank you for your attention and continued interest in our Company. We look forward to seeing you at the meeting.

Very truly yours,




George F. Donovan
President and Chief Executive Officer

                              BLUEGREEN CORPORATION
                        5295 Town Center Road, Suite 400
                            Boca Raton, Florida 33486


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 30, 1997


     The Annual Meeting of the Shareholders of Bluegreen Corporation will be held at the Sheraton New York Hotel at Seventh Avenue and 52nd Street, New York, New York, at 10:00 a.m., local time, on Wednesday, July 30, 1997, to consider and act on the following matters:

     (1) To fix the number of Directors for the ensuing year at seven;

     (2) To elect seven Directors and

     (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

     The close of business on June 18, 1997 has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting.

     THE PRESENCE OF A QUORUM IS IMPORTANT. THEREFORE, YOU ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY BY MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON, BUT WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU ARE UNABLE TO ATTEND THE MEETING.


By order of the Board of Directors,



Patrick E. Rondeau
Clerk
June 27, 1997

                              BLUEGREEN CORPORATION
                        5295 Town Center Road, Suite 400
                            Boca Raton, Florida 33486
                                 (561) 361-2700
                          _____________________________

                         Annual Meeting of Shareholders

                                  July 30, 1997
                          _____________________________

                                 PROXY STATEMENT
                         ______________________________

Information Concerning Solicitation

     This Proxy Statement is furnished to the holders of common stock of Bluegreen Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Sheraton New York Hotel at Seventh Avenue and 52nd Street, New York, New York 10019, on Wednesday, July 30, 1997, at 10:00 a.m., local time, and at any adjournment thereof. If the enclosed proxy is signed and returned and is not revoked, it will be voted at the Annual Meeting in accordance with the instructions of the shareholder(s) who execute it. If no instructions are given, the proxy will be voted FOR the election of the nominees for Director and FOR the proposals described herein. The proxy of any shareholder may be revoked by such shareholder in writing addressed to Patrick E. Rondeau, the Clerk of the Company, at the above address or in person at any time before it is voted. Submission of a later dated proxy will revoke an earlier dated proxy.

     All costs of solicitation will be borne by the Company. The solicitation is to be principally conducted by mail and may be supplemented by telephone and personal contacts by Directors, executive officers and regular employees of the Company, without additional remuneration. Arrangements will be made with brokerage houses, banks and custodians, nominees and other fiduciaries to forward solicitation materials to the beneficial owners of shares held of record. The Company will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

     It is anticipated that this Proxy Statement and the enclosed proxy, together with the Company's annual report to shareholders, will first be mailed to shareholders on or about June 27, 1997.

Outstanding Voting Securities

     The Board of Directors has fixed the close of business on June 18, 1997 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. The number of shares of common stock of the Company ("Common Stock") outstanding and entitled to vote on that date was 20,601,871 with each share being entitled to one vote. A majority of the issued and outstanding shares as of the record date will constitute a quorum for the transaction of business at the Annual Meeting.

     The affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting is required for the election of Directors. Approval of other matters that are before the meeting will require the affirmative vote of holders of a majority of the Common Stock present or represented at the Annual Meeting.

     Shares voted to abstain or to withhold as to a particular matter and shares as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of such matter, will be deemed represented for both quorum and voting purposes. Such shares will be the equivalent of negative votes. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

Shareholder Proposals for Next Annual Meeting

     Proposals of shareholders of the Company intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company not later than February 27, 1998 to be included in the Company's Proxy Statement and form of proxy relating to the 1998 Annual Meeting. Other requirements for inclusion are set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Proposals 1 and 2 - Fixing of Number of Directors at Seven and Election of Named
                    Directors

     The By-Laws of the Company provide that there shall be a Board of not less than three Directors, the exact number to be fixed at annual meetings by the shareholders or any special meeting in lieu thereof, subject to change from time to time by the Directors. It is recommended that the shareholders vote to fix the number of Directors for the coming year at seven.

     Unless contrary instructions are received, the enclosed proxy will be voted for fixing the number of Directors at seven and for the election of the seven nominees listed herein. Each of the nominees is currently serving as a Director of the Company and was elected by the shareholders at the 1996 Annual Meeting, with the exception of J. Larry Rutherford who was elected on April 25, 1997 by the Board. Although the Board of Directors does not contemplate that any nominee will be unavailable for election, in the event that vacancies occur unexpectedly, the enclosed proxy will be voted for such substituted nominees, if any, as may be designated by the Board. If elected, the nominees listed below will serve until the next annual meeting (or special meeting in lieu thereof) and until their successors are duly elected and qualified.

The principal  occupations and business  experience of the nominees for Director
for  the   preceding   five  years  along  with  any   directorships   of  other
publicly-owned or registered investment companies are as follows:

     Joseph C. Abeles, a private investor, has been a Director of the Company since 1987. Mr. Abeles has been a Director of Intermagnetics General Corporation since 1986. He has also served as a Director of Igene Biotechnology, Inc. and Ultralife Batteries, Inc. since 1991.

     George F. Donovan joined the Company as a Director in 1991 and was appointed President and Chief Operating Officer in October, 1993. He became Chief Executive Officer in December, 1993. Mr. Donovan has served as an officer of a number of other recreational real estate corporations, including Leisure Management International, of which he was President from 1991 to 1993.

     Ralph A. Foote has been a Director of the Company since 1987. Since 1955 he has been a senior partner of Conley & Foote, a Middlebury, Vermont law firm which serves as legal counsel to the Company with respect to various matters.

     Frederick M. Myers has been a Director of the Company since 1990. Since 1964 he has been a senior partner of Cain, Hibbard, Myers & Cook, a Pittsfield, Massachusetts law firm which serves as legal counsel to the Company with respect to various matters. He has also served as a Director of Systemed, Inc. since 1989.

         J. Larry Rutherford was elected to the Board of Directors in April, 1997. Since 1990, he has been President and Chief Executive Officer of Atlantic Gulf Communities, a publicly traded real estate development company. In 1992, Mr. Rutherford was named as a defendant in a three-count Information filed by the State Attorney for Broward County, Florida. The charges in the Information, which include a charge of vehicular homicide, relate to an April, 1991 traffic accident in which a passenger was killed. Following review of the circumstances surrounding this accident and the charges, the Board determined that the pendency of this proceeding likely will not adversely affect Mr. Rutherford's ability to perform his duties as a Director of the Company.

     Stuart A. Shikiar has been a Director since 1994. Mr. Shikiar is an investment advisor and has served as President of Shikiar Asset Management, Inc. since November, 1994. From 1993 to November, 1994, Mr. Shikiar was a general partner of Omega Advisors, a private investment partnership. From 1985 to 1993, Mr. Shikiar served as a Managing Director for Prudential Securities Investment Management, Inc. Mr. Shikiar has been a Director of Ultralife Batteries, Inc. since 1991 and Intermagnetics General Corporation since 1995.

     Bradford T. Whitmore has been a Director of the Company since 1990. Mr. Whitmore has been a general partner of Grace Brothers, Ltd., an investment partnership and securities broker-dealer, since 1986. He has been a trustee of Aerospace Creditors Liquidating Trust since 1993.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 23, 1997 by (a) each Director,
(b) each of the executive officers listed in the Summary Compensation Table below, (c) all current Directors and executive officers as a group and (d) all persons known to be the beneficial owners of more than five percent of the Company's outstanding Common Stock. A nominal amount of Common Stock held by certain executive officers under the Company's 401(k) profit sharing plan has been excluded from the table. Unless otherwise noted, each stockholder has sole voting and investment power with respect to the shares of Common Stock listed.



                                                                            Shares of
                                                                              Common
                                                              Options         Stock          Total
                                                             Exercisable  Issuable Upon     Shares       Percent of
                                       Director    Common    Within 60    Conversion of   Beneficially     Shares
       Name                      Age     Since      Stock       Days     Debentures (1)      Owned     Outstanding (2)
Joseph C. Abeles (3)              82       1987    364,553      79,051          237,985      681,589             3.1%
George F. Donovan                 58       1991     92,187     211,669              ---      303,856             1.4%
Ralph A. Foote                    73       1987      7,870     102,900              ---      110,770                *
L. Nicholas Gray                  50        ---        ---         ---              ---          ---              ---
Daniel C. Koscher                 40        ---      1,218      90,699              ---       91,917                *
Frederick M. Myers (4)            74       1990    143,325      90,976              ---      234,301             1.1%
Patrick E. Rondeau                50        ---     11,339      76,023              ---       87,362                *
J. Larry Rutherford               51       1997        ---         ---              ---          ---              ---
Stuart A. Shikiar (5)             51       1994    618,068      32,041           29,126      679,235             3.1%
Bradford T. Whitmore (6)          40       1990    758,146      85,014              ---      843,160             3.8%

All Directors and
  executive officers as
  a group (14 persons)           ---        ---  2,107,709     813,122          267,111    3,187,942            14.5%

Best Investments
  International Inc.
  P.O. Box N-3242, IDB House
  East Bay Street
  Nassau, Bahamas (7)            ---        ---  1,629,858         ---          166,617    1,796,475             8.2%

Grace Brothers, Ltd.
  1560 Sherman Avenue
  Suite 900
  Evanston, Illinois  60201 (7)   ---       ---  1,676,826         ---          506,675    2,183,501           10.0%

Franklin Resources
  777 Mariners Island Blvd.
  San Mateo, California  94404 (7)---       ---  1,192,945         ---              ---    1,192,945            5.4%
94404 (7)

____________________
*    Less than 1%.

(1) The price of $8.24 per share (the current conversion price) is used to determine the shares of Common Stock into which the Company's 8.25% convertible subordinated debentures due 2012 (the "Debentures") are convertible.

(2) The denominator used to calculate the percent of shares outstanding includes shares issuable upon conversion of any Debentures held by the applicable stockholder or group and upon exercise of any options that are exercisable within 60 days and held by the applicable stockholder or group, plus 20,158,871 shares currently outstanding.

(3) Includes 11,574 shares and 52,427 shares, respectively,issuable upon the conversion of $432,000 aggregate principal amount of Debentures held by Mr. Abeles' wife and a family trust for which he disclaims beneficial ownership.

(4) Includes 143,325 shares of Common Stock held by Mr. Myers' wife and children for which he disclaims beneficial ownership.

(5) Includes 3,034 shares of Common Stock issuable upon the conversion of $25,000 aggregate principal amount of Debentures held by a family trust for which Mr. Shikiar disclaims beneficial ownership. Also includes 431,592 shares of Common Stock and 15,169 shares issuable upon the conversion of $125,000 aggregate principal amount of Debentures over which Mr. Shikiar exercises voting and investment power.

(6) Mr. Whitmore is a general partner of Grace Brothers, Ltd. Mr. Whitmore exercises shared voting and investment power with respect to shares held by Grace Brothers, Ltd and disclaims beneficial ownership of such shares except to the extent of his proportionate interest therein.

(7) Based on the most recent Form 13G/13D filed with the Securities and Exchange Commission.

Board of Directors and its Committees

     The Board of Directors of the Company held twelve meetings during the fiscal year ended March 30, 1997. Each Director attended all of the meetings of the Board of Directors and of all committees of the Board of Directors on which he served during fiscal 1997, except for Mr. Myers who was unable to attend one Board of Director Meeting and one of the two meetings of the Compensation Committee.

     Directors of the Company who are employees of the Company do not receive fees or retainers for serving as Directors. For fiscal 1997, each non-management Director received an annual retainer of $17,500, an $800 fee for each Board meeting attended and reimbursement of reasonable out-of-pocket travel expenses to attend Board of Director meetings. In addition, the Company's non-management Directors are entitled to receive a stock option covering 15,000 shares of Common Stock under the Company's Outside Directors Stock Option Plan on the first business day after the first trading day after each annual meeting of the Company's shareholders or any special meeting held in lieu thereof. The exercise price is equal to the closing market price of the Company's common stock on the New York Stock Exchange on the date of grant.

Audit Committee

     The Audit Committee, which met once during fiscal 1997, consists of Messrs. Foote, Myers, and Whitmore. The Committee's responsibilities include: (a) recommending to the full board the selection of the Company's independent auditors, (b) discussing the arrangements for the proposed scope and the results of the annual audit with management and the independent auditors, (c) reviewing the scope of non-audit professional services provided by the independent auditors, (d) obtaining from both management and the independent auditors their observations on the Company's system of internal accounting controls and (e) reviewing the overall activities and recommendations of the Company's internal auditors.

Nominating Committee

     The Nominating Committee, which met twice during fiscal 1997, consists of Messrs. Abeles, Donovan and Shikiar. The Committee is responsible for the selection of potential candidates for membership on the Board of Directors and the periodic review of compensation of Directors. The committee will consider nominees recommended by shareholders. Recommendations should be submitted in writing to: Nominating Committee, Bluegreen Corporation, 5295 Town Center Road, Suite 400, Boca Raton, Florida 33486.

Compensation Committee

     The Compensation Committee met twice during fiscal 1997. The committee: (a) monitors compensation arrangements for management employees for consistency with corporate objectives and shareholders' interests, (b) approves incentive distributions and grants of stock options to officers, employees and independent contractors of the Company and its subsidiaries and (c) advises management on matters pertaining to management development and corporate organizational planning.

Compensation Committee Interlocks and Insider Participation

     During fiscal 1997, Joseph C. Abeles, Ralph A. Foote, Stuart A. Shikiar and Bradford T. Whitmore served as members of the Compensation Committee of the Board of Directors. Bradford T. Whitmore is a general partner of Grace Brothers, Ltd., an investment partnership and broker-dealer. In March, 1997, Grace Brothers, Ltd. extended a short-term loan to the Company in the amount of $1.5 million which loan was repaid in May, 1997.

Compensation Committee Report on Executive Compensation

General

     The Compensation Committee of the Board of Directors is composed of four outside (non-management) Directors of the Company and, as indicated above, the Compensation Committee's duties include reviewing and making recommendations to the Board generally with respect to the compensation of the Company's executive officers. The Board of Directors reviews these recommendations and approves all executive compensation action.

Compensation Principles

     The  Company's  executive   compensation   program  is  designed  to  align
compensation with the Company's business strategy, values and management initiatives. The program:

   - Integrates compensation programs with the Company's annual and long-term strategic planning and measurement processes.

   - Reinforces strategic performance objectives through the use of incentive compensation programs.

   - Rewards executives for long-term strategic management and the enhancement of shareholder value by delivering appropriate ownership interest in the Company.

   - Seeks to attract and retain quality talent which is critical to both the short-term and long-term success of the Company.

The three components of the Company's compensation program for executive officers are (i) base compensation, (ii) annual bonus plan and (iii) incentive stock options.

      Base Compensation

          The Committee has evaluated and determined appropriate ranges of pay for all categories of management to facilitate a Company-wide systematic salary structure with appropriate internal alignment. In determining appropriate pay ranges, the Committee annually examines market compensation levels for executives who are currently employed in similar positions in public companies with comparable revenues, net income and market capitalization. This market information is used as a frame of reference for annual salary adjustments and starting salaries. The Compensation Committee determined not to grant salary increases for the executive officers named in the "Summary Compensation Table" during 1997. This decision reflects the committee's preference to emphasize performance based incentive compensation over base salary as well as the committee's assessment that current base salaries are in the mid-range of those companies involved in similar operations and of similar size.

      Annual Bonus Plan

          The objectives of the annual bonus plan are to motivate and reward the accomplishment of corporate annual objectives, reinforce strong performance with differentiation in individual awards based on contributions to business results and provide a fully competitive compensation package with the objective of attracting, rewarding and retaining individuals of the highest quality. As a pay-for-performance plan, year-end cash bonus awards are paid upon the achievement of performance goals established for the fiscal year. Participants are measured on two performance components: (1) corporate financial performance (specific measurements are defined each year and threshold, target and maximum performance levels are established to reflect the Company's objectives) and/or
(2) key individual performance which contributes to critical results for the management position. A weighting is established for each component taking into account the relative importance of each based on each executive officer's position. Appropriate performance objectives are established by the Compensation Committee for each fiscal year in support of the Company's strategic plan.

      Incentive Stock Options

      Stock options align the interests of employees and shareholders by providing value to the employee when the stock price increases. All options are granted at 100% of the fair market value of the Common Stock on the date of grant except incentive options issued to employees who own more than 10% of the Company's Common Stock, in which case the option price may not be less than 110% of the market value of the Common Stock on the date of grant. Incentive stock options were granted to four executive officers during fiscal 1997. See "Option Grants in Last Fiscal Year".

     Section 162(m) of the Interval Revenue Code of 1986, as amended (the "Code"), limits an employer's income tax deduction for compensation paid to certain key executives of a public company to $1,000,000 per executive per year. The Company has no executives whose salaries currently approach this level and, accordingly, has not addressed what approach it will take with respect to section 162(m), except to the extent the 1995 Stock Incentive Plan contains standard limits and provisions on awards which are extended to enable such awards to be exempt from the section 162(m) deduction limits.

Compensation of Chief Executive Officer

     During 1997, the base salary of Mr. George F. Donovan, President and Chief Executive Officer, remained unchanged. As detailed below in the "Summary Compensation Table", Mr. Donovan was awarded an annual bonus of $86,000 and stock options entitling him to purchase 30,000 shares of the Company's common stock, vesting over a five year period for fiscal 1997. Additionally, the Company has purchased term life insurance for Mr. Donovan's benefit, at a premium cost during 1997 of $56,808. This compares to the award of an annual bonus of $139,129 and stock options entitling him to purchase 52,500 shares of the Company's common stock vesting over a five year period for 1996. While certain pre-determined strategic goals were successfully accomplished during fiscal 1997, the overall reduction in annual bonus and option awards for Mr.

Donovan was the result of the Company not meeting certain financial performance objectives during 1997. The Committee concludes that total 1997 is competitive and aligned in the mid-range of total compensation for other chief executives of publicly held companies in similar businesses and of similar size. Furthermore, the Committee believes that total 1997 compensation reflects its confidence in Mr. Donovan's ability to lead the Company to execute the strategic plans, including the development and expansion of the relatively new Resorts (timeshare) Division. The Committee's knowledge of Mr. Donovan's successful background, including his service as the chief executive officer of another publicly held real estate company, together with its observations of Mr. Donovan's performance during his tenure with the Company, served equally to assure the Committee of his ability to lead the Company as its chief executive.

                                            Compensation Committee

                                            Joseph C. Abeles
                                            Ralph A. Foote
                                            Stuart A. Shikiar
                                            Bradford T. Whitmore

Executive Compensation

     Summary Compensation Table

     The following table sets forth compensation for the past three fiscal years for the Company's Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executive Officers").

                                                                          Long-Term
                                                                          Compensation
                                               Annual Compensation           Awards

                                                                          Securities
                                                                          Underlying
Name and Principal Position   Fiscal Year    Salary ($)      Bonus ($) (1)  Options (#)(2)   All Other Compensation


George F. Donovan                    1997    $300,000        $  86,000           30,000        $   59,183
  President and Chief                1996    $300,000        $ 139,129           52,500        $   39,120
  Executive Officer                  1995    $275,000        $ 100,000           66,150        $      501

Patrick E. Rondeau                   1997    $160,000        $  38,000           15,000        $   17,666
  Senior Vice President,             1996    $160,000        $  61,475           26,250        $      ---
  Director of  Corporate Legal       1995    $150,000        $  35,000           33,075        $      ---
  Affairs and Clerk

Daniel C. Koscher                    1997    $150,000        $  38,000           15,000        $    8,369
  Senior Vice President, Land        1996    $150,000        $  61,475           26,250        $    1,751
  Division                           1995    $125,000        $  33,000           31,500        $    1,430

L. Nicholas Gray                     1997    $130,000        $  38,000              ---        $   20,582
  Senior Vice President, Resorts     1996    $    ---        $     ---              ---        $      ---
  Division                           1995    $    ---        $     ---              ---        $      ---                  ---

Alan L. Murray (4)                   1997    $175,000        $     ---           15,000        $    1,935
  Treasurer and Chief                1996    $175,000        $  61,475           26,250        $    2,078
  Financial Officer                  1995    $160,000        $  35,000           33,075        $    2,204


_____________________

(1) Bonus amounts earned for each fiscal year are paid during the subsequent fiscal year.

(2) Figures for 1997 represent incentive stock options granted under the Company's 1995 Stock Incentive. Figures for 1995 and 1996 represent incentive stock options granted under the Company's Second Amended and Restated 1985 Stock Option Plan. Incentive stock options for 1995 and 1996 have been adjusted to reflect Common Stock dividends.

(3) Other compensation for 1997 includes contributions to the Company's Section 401(k) Retirement Savings Plan for the benefit of each Named Executive Officer (Mr. Donovan - $2,375; Mr. Rondeau - $2,768; Mr Koscher - $2,375; Mr. Gray - $1,623 and Mr. Murray - $1,935) and dollar amounts of premiums paid on life insurance policies for the benefit of the Named Executive Officer (Mr. Donovan - $56,808; Mr. Rondeau - $14,898; Mr Koscher - $5,994 and Mr. Gray - $18,959).

(4) The Company entered into a separation agreement with Alan L. Murray on April 25, 1997. Under the agreement, the Company shall pay Mr. Murray $153,125 in severance pay, provide health benefits continuation for a period of eighteen months and accelerate the vesting date for all of Mr. Murray's outstanding stock options which shall remain exercisable until November 25, 1997.
     See table outlining "Fiscal Year End Option Values".

Option Grants in Last Fiscal Year

     The following table sets forth certain information concerning stock options granted to the Named Executive Officers during fiscal 1997.



                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                           Annual Rates of
                                                                                             Stock Price
                                                                                          Appreciation for
                                                                                           Option Term (1)
                                                         Individual Grants
                                          Percent of
                         Number of          Total
                         Securities        Options
                         Underlying       Granted to       Exercise
                          Options         Employees          Price        Expiration
        Name          Granted (#) (2)   in Fiscal Year   ($ Per Share)       Date        5% ($)     10% ($)

George F. Donovan            30,000             40%           $ 4.25        6/05/06   $218,068    $228,452
Patrick E. Rondeau           15,000             20%           $ 4.25        6/05/06   $109,034    $114,226
Daniel C. Koscher            15,000             20%           $ 4.25        6/05/06   $109,034    $114,226
L. Nicholas Gray                ---             ---              ---            ---        ---         ---
Alan M. Murray               15,000             20%           $ 4.25        6/05/06   $109,034    $114,226

_____________________

 (1) As required by the rules promulgated by the Securities and Exchange Commission, potential realizable values are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.

(2)  These  options  become  exercisable  in  five  equal  annual   installments
     commencing on June 5, 1997.

Fiscal Year End Option Values

     During fiscal 1997, none of the Named Executive Officers exercised stock options issued by the Company. The following table sets forth information regarding the number and unrealizable value of unexercised options, adjusted to give effect to Common Stock dividends, and held by the Named Executive Officers as of March 30, 1997. Unrealizable value is computed by multiplying the number of shares purchasable by the amount by which the closing market price of the Company's Common Stock on the New York Stock Exchange on March 27, 1997 exceeds the exercise price.

                                   Number of
                             Securities Underlying
                                  Unexercised           Value of Unexercised
                                   Options at         In-the-Money Options at
                                  Year End (#)          Fiscal Year End ($)

                              Exercisable (E) vs          Exercisable (E) vs
           Name                Unexercisable (U)           Unexercisable (U)
George F. Donovan                        174,552  E            $         ---  E
                                         203,418  U            $         ---  U

Patrick E. Rondeau                        66,408  E            $      78,865  E
                                          55,845  U            $         ---  U

Daniel C. Koscher                         81,084  E            $      88,898  E
                                          55,845  U                      ---  U

Alan L. Murray                           147,672  E            $     103,570  E
                                             ---  U                      ---  U

Compensation of Divisional Presidents and Regional Managers

     The Company's Divisional Presidents/Regional Executive Directors and Regional Managers have oversight responsibility for the acquisition, development and sale of the Company's real estate inventories. Compensation for the Company's six Division Presidents/Regional Executive Directors includes a base salary that currently ranges from $50,000 to $144,000 accompanied by performance bonuses. Compensation for the Company's seven Regional Managers typically includes a base salary that currently ranges from $25,000 to $80,000 accompanied by several performance bonuses. Bonuses are established to reward strong performance by a subsidiary and the payment of a bonus is subject to exceeding predetermined, acceptable performance objectives. Management defined these objectives to address operating benchmarks deemed critical to the success of the subsidiary. They include, but are not limited to, the attainment of projected retail sales and operating profit, containment of overhead costs, achievement of maximum operating profits, optimizing transactional cash flow and, on a project by project basis, surpassing gross margin projections. Annual bonus awards for Divisional Presidents/Regional Managers generally do not exceed $50,000 with the exception those awards for management of the Company's Texas land operation where annual bonuses for fiscal 1997 ranged from $150,000 to $350,000.

Performance Graph

     The following graph assumes an investment of $100 on April 1, 1992 and thereafter compares the yearly percentage change in cumulative total return to shareholders of the Company with an industry peer group (consisting of Amrep Corporation, Atlantic Gulf Communities, Avatar Holdings, Fairfield Communities, ILX Inc., Signature Resorts and Vacation Break) and a broad market index (the S&P 500). The industry peer group utilized in the prior year comparison is also included (the prior year industry peer group consisted of Amrep Corporation, Atlantic Gulf Communities, Avatar Holdings, Fairfield Communities, FM Properties and St. Joe Paper Company). The current year peer group has been expanded to include additional similar companies with like-businesses (specifically three timeshare operators and a land developer). The graph shows performance on a total return (dividend reinvestment) basis. The graph lines connect fiscal year-end dates and do not reflect fluctuations between those dates.

[GRAPHIC OMITTED]

                         1992      1993      1994      1995      1996      1997

Bluegreen Corporation    100.00   $221.90   $207.97   $218.94   $289.51   $204.36
Current Year Peer Group  100.00    113.94    139.42    137.76    145.57    177.90
Prior Year Peer Group    100.00    115.43    147.25    161.57    154.98    214.35
S&P 500                  100.00    115.23    116.93    135.13    178.51    213.89


     The Compensation Committee Report on Executive Compensation and the Performance Graph above shall not be deemed "soliciting material" or incorporated by reference into any of the Company's filings with the Securities and Exchange Commission by implication or by any reference in any such filing to this Proxy Statement.

Certain Transactions and Other Information

     Frederick M. Myers, a Director of the Company, is a senior partner of the Pittsfield, Massachusetts law firm of Cain, Hibbard, Myers & Cook, which rendered services to the Company during fiscal 1997. The total amount paid to Cain, Hibbard, Myers & Cook by the Company for services rendered during fiscal 1997 was approximately $10,600. It is anticipated that Cain, Hibbard, Myers & Cook will continue to perform certain legal services for the Company during fiscal 1998.

     In connection  with George F. Donovan's  appointment as the Company's Chief
Executive Officer and his relocation, on November 15, 1993, the Board of Directors authorized a $130,000 loan which accrued interest at the prime lending rate through June 1, 1996. The loan does not bear interest from June 2, 1996 through June 1, 1998, at which time loan is due and payable. The Board also approved the payment of $28,000 to Mr. Donovan's current residential community for an equity membership. The equity membership is fully refundable by the residential community in the event Mr. Donovan's home is sold.

     Bradford T. Whitmore, a director of the Company, is a general partner of Grace Brothers, Ltd., an investment partnership and broker-dealer. In March, 1997, Grace Brothers, Ltd. extended a short-term loan to the Company in the amount of $1.5 million which loan was repaid in May, 1997. The interest rate charged under the agreement was prime plus 1%.

     In May 1988, the Company's Board of Directors approved a policy regarding the purchase of property from the Company by employees or executive officers, which policy was amended in March, 1993. Under this policy, one parcel/timeshare interval per year may be purchased from the Company for 15% below the retail price of such parcel/interval. An employee taking advantage of a discount may not receive a commission on the sale and the sale will not be included for purposes of any bonus calculations. In addition, employees or executive officers may receive financing on one lot/interval at a time for up to 90% of the purchase price at the prevailing rate provided that the employee qualifies for such financing under the Company's credit policy with no exceptions. Under the policy, borrowings by any employee will be limited to $100,000. Any purchaser under the policy must agree to hold the parcel for at least two years before selling, provided that a sale may be made at any time after termination of employment. Notwithstanding the foregoing, all purchases by executive officers under the policy are required to be approved by the Board of Directors. No purchases under the policy were made by any executive officer during fiscal 1997.

     Any existing loans to the Company's officers and employees other than in the ordinary course of business have been approved, and any such future loans will be approved, by a majority of disinterested, non-management Directors. It is also the Company's policy that any transaction with an employee, officer, Director or principal shareholder, or affiliate of any of them, involving in excess of $1,000 (other than in the ordinary course of the Company's business) shall be approved by a majority vote of disinterested Directors, and any such transaction will be on terms no less favorable to the Company than those which could reasonably be obtained from an independent third party.

Section 16(a) Beneficial Ownership Reporting Compliance

     Rule 16(a)-3 of the Exchange Act requires that a statement of changes in beneficial ownership of securities of an issuer held by a Director, officer and owner of more than ten percent of the Common Stock be reported on Form 4 within ten (10) days after the end of the month in which the change occurs. Based on a review of the forms submitted to the Company, there were no delinquent filings during fiscal 1997.

Other Matters

     As of the date of this Proxy Statement, the Board of Directors knows of no business to come before the meeting except as set forth above. If any other matters should properly come before the meeting, it is expected that the enclosed proxy will be voted on such matters in accordance with the best judgment of the proxies. Discretionary authority with respect to any such matters is conferred by the proxy.

By the order of the Board of Directors,




Patrick E. Rondeau, Clerk
June 27, 1997


     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 30, 1997, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, BLUEGREEN CORPORATION, 5295 TOWN CENTER ROAD, SUITE 400, BOCA RATON, FLORIDA 33486.

                             Bluegreen Corporation
                        5295 Town Center Road, Suite 400
                           Boca Raton, Florida 33486

The undersigned stockholder of BLUEGREEN CORPORATION, a Massachusetts corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 27, 1997, and hereby appoints Patrick E. Rondeau proxy and attorney-in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Shockholders of BLUEGREEN CORPORATION to be held on Wednesday, July 30, 1997 at 10:00 a.m. local time at the Sheraton New York Hotel at Seventh Avenue and 52nd Street, New York, New York, and at any adjournment(s) thereof and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below. Such attorney or substitute shall have and may exercise all of the powers of said attorney-in-fact thereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, OR IF DIRECTION IS NOT MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

1.  FIX THE NUMBER OF DIRECTORS AT SEVEN             __FOR  __AGAINST __ABSTAIN

2.  ELECT DIRECTORS

    FOR ALL NOMINEES LISTED (EXCEPT AS MARKED
    TO THE CONTRARY)                                 __

    WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
    LISTED                                           __

(INSTRUCTIONS: To withold authority to vote for any individual nominee strike a line through the nominees name in the list below)

                                Joseph C. Abeles
                               George F. Donovan
                                 Ralph A. Foote
                               Frederick M. Myers
                              J. Larry Rutherford
                               Stuart A. Shikiar
                              Bradford T. Whitmore

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants or as community property, both should sign. When signing as attorney, give full title as such. If an executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

_________________________
Signature

_________________________
Signature

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES."